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                            SCHEDULE 14C INFORMATION

                Information Statement Pursuant  to Section 14(c)
                     of the Securities Exchange Act of 1934

[ ]  Preliminary Information Statement

[ ]  Confidential, For Use of the  Commission Only
     (as permitted by Rule 14c-5(d)(2))

[x]  Definitive Information Statement

                               Coi Solutions, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

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5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

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2)  Form, Schedule or Registration Statement No.:

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3)  Filing Party:

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4)  Date Filed:

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                               COI SOLUTIONS, INC.
                              6-295 Queen St. East
                        Brampton, Ontario, Canada L6W 4S6

                              INFORMATION STATEMENT
                       ----------------------------------

THIS INFORMATION STATEMENT IS BEING SENT TO YOU BY COI SOLUTIONS INC. TO ADVISE YOU OF CERTAIN ACTIONS PROPOSED TO BE TAKEN BY SHAREHOLDERS OF THE COMPANY HOLDING AT LEAST A MAJORITY OF THE OUTSTANDING COMMON STOCK OF THE COMPANY BY WRITTEN CONSENT IN LIEU OF A STOCKHOLDERS MEETING AS PURSUANT TO SECTION 78.320 OF THE NEVADA REVISED STATUTES.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

       The Shareholders owning a majority of the Company's Common Stock delivered to the Company a written Statement Of Shareholder's Action in Lieu Of A Meeting approving the following proposals.

         1. The approval and adoption of an amendment to our Certificate of Incorporation to:

                  (a) reverse split the outstanding shares of our common stock on a 1 for 2.2 basis;

                  (b) increase our authorized common stock from 100 million to 150 million shares; and

                  (c) change our name to Alternate Energy Corp.

                        AUTHORIZED SHARES AND RECORD DATE

         The Company presently has 13,180,296 shares of common stock outstanding. Each stockholder is entitled to one (1) vote for each share of the Company's common stock. Written approval of stockholders representing a majority of the Company's outstanding common stock, or 6,721,195 shares, is required to approve the resolution as passed by the Board of Directors. A majority of shares have already voted to approve the proposals

       As of May 6, 2003 stockholders representing 6,994,720 shares of common stock have given their written consent to the approval of the resolution.

           WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT
                               TO SEND US A PROXY.



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  MATTERS APPROVED BY THE BOARD OF DIRECTORS AND RATIFIED BY A MAJORITY OF THE
                            SHARES ENTITLED TO VOTE

The following resolutions were passed by the Board of Directors and ratified by a majority of the shares entitled to vote thereon, such votes being provided by written consent in conformity with the appropriate Nevada Statutes:

         1. To authorize an amendment to our Certificate of Incorporation to:

                  (a) reverse split the outstanding shares of our common stock on a 1 for 2.2 basis;

                  (b) increase our authorized common stock from 100 million to 150 million;

                  (c) change our name to Alternate Energy Corp.

                            VOTES REQUIRED AND QUORUM

            BOARD RECOMMENDATIONS - INSIDERS' INTENT TO VOTE IN FAVOR

         Our board of directors has determined that approval of the reverse split, increase in authorized capital and name change are in the best interests of the company and our shareholders. Accordingly, the board has unanimously approved the proposals.

         Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 28% of the outstanding votes have voted in favor of each of the proposals discussed herein. Additionally, shareholders representing 3,015,000 shares have also voted by Written Consent in favor of these proposals.

                                THE REVERSE SPLIT
                                 (Proposal 1(a))

INTRODUCTION

        Our board of directors approved a proposal to effect a reverse split of our common stock, subject to the approval of our shareholders. The reverse split, if approved, would combine our outstanding common stock on 1 for 2.2 basis. In other words, once the reverse split takes place, every 2.2 shares of common stock that you hold will be combined into 1 share. Your percentage ownership in the company and relative voting power will remain essentially unchanged.

REASONS  FOR THE REVERSE SPLIT

         In conjunction with our acquisition of the assets of Alternate Energy Corp., we will be required to issue 104 million shares. Additionally, we expect that we will have to raise additional equity capital in the near future in order to finance the development and growth of our business. We cannot promise that any offering of our securities will take place or will be successful, but we believe that reducing the number of outstanding shares and increasing the number of authorized and unissued shares will make our capital structure more attractive to potential investors and provide us with greater flexibility in structuring financings and pursuing other corporate development opportunities.

         Further, we believe that our current low stock price negatively affects the marketability of our existing shares and our ability to raise additional capital. Although we cannot guarantee it, we assume that the reverse split will increase the market price of our stock in a direct inverse proportion to the reverse split ratio. Finally, we are hopeful that the reverse split and the resulting anticipated increased price level will encourage interest in our common stock and possibly promote greater liquidity for our shareholders. Again, however, we cannot guarantee that this will be the case or, indeed, that any of the foregoing hoped-for effects will result from the reverse split.

CERTAIN  EFFECTS OF THE REVERSE SPLIT

         The relative voting and other rights of holders of the common stock will not be altered by the reverse split, and each share of common stock will continue to entitle its owner to one vote. As a result of the reverse split, the number of shares of common stock presently outstanding will be consolidated. No fractional shares will be issued in connection with the reverse split. Instead, fractional shares will be rounded up and one whole share will be issued. We expect that most shareholders will receive one additional share of common stock, but we do not anticipate that this will materially affect any shareholder's proportional interest. We do not anticipate that the reverse split will result in any material reduction in the number of holders of common stock.


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         The reverse split may result in some shareholders owning "odd-lots" of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in round lots of even multiples of 100 shares.

         The reverse split will not affect the company's stockholders' equity as reflected on our financial statements, except to change the number of issued and outstanding shares of common stock.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Following is a summary of the material anticipated federal income tax consequences of the proposed reverse split. This summary is based upon existing law which is subject to change by legislation, administrative action and judicial decision, and is necessarily general. In addition, this summary does not address any consequence of the reverse split under any state, local or foreign tax laws. Accordingly, this summary is not intended as tax advice to any person or entity, and we advise you to consult with your own tax advisor for more detailed information relating to your individual tax circumstances.

         We understand that the reverse split will be a "re capitalization" under applicable federal tax laws and regulations. As a result of such tax treatment, no gain or loss should be recognized by the company or our shareholders as a result of the reverse split or the exchange of pre-reverse split shares for post-reverse split shares. A shareholder's aggregate tax basis in his or her post-reverse split shares should be the same as his or her aggregate tax basis in the pre-reverse split shares. In addition, the holding period of the post-reverse split shares received by such shareholder should include the period during which the pre-reverse split shares were held, provided that all such shares were held as capital assets in the hands of the shareholder at the time of the exchange.

EFFECTIVE  DATE OF THE REVERSE SPLIT

        The reverse split will become effective after we file an amendment to our Certificate of Incorporation with the Secretary of State of Nevada. We have requested that the effective date of the reverse split be May 20, 2003. After filing the amendment, and on the effective date all of our outstanding common stock will be converted into new common stock in accordance with the reverse split ratio described above. After the reverse split is effective, certificates representing shares of pre-reverse split common stock will be deemed to represent only the right to receive the appropriate number of shares of post-reverse split common stock.

EXCHANGE OF CERTIFICATES

         You are not being asked to exchange your certificates at this time, However you are entitled to do so after the reverse split takes place if you wish by contacting our transfer agent. Otherwise, certificates representing pre-reverse split shares will be exchanged for certificates reflecting post-reverse split shares at the first time they are presented to the transfer agent for transfer.

RIGHT TO ABANDON REVERSE SPLIT

         Although we do not anticipate doing so, we may abandon the proposed reverse split at any time prior to its effectiveness if our board of directors deems it advisable to do so. Any decision as to the appropriateness of the reverse split will be made by solely our board of directors and will depend upon numerous factors including the future trading price of our stock, the growth and development of our business and our financial condition and results of operations.

VOTE  REQUIRED

         We are required to obtain the affirmative vote of at least a majority of the voting shares that are present or represented at the meeting in order to effect the reverse split. Certain officers, directors and affiliates of the company who beneficially own an aggregate of approximately 28% of the outstanding votes have indicated that they intend to vote their shares in favor of the reverse split. Additionally, other shareholders have provided Written Consents representing 25% of the outstanding approving the proposals. Thus, we have received enough votes to approve all of the proposals.


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                      INCREASE IN AUTHORIZED CAPITAL STOCK
                                 (Proposal 1(b))

Subsequent to the approval of (Proposal 1 (a)) our board of directors approved a proposal to increase our authorized capital stock to 150 million shares of common stock. As of April 15, 2003, we had 100 million shares of authorized common stock, of which 13,180,296 was issued and outstanding.

         Our board of directors believes that it is advisable and in the best interests of the company to have available additional authorized but unissued shares of common stock in an amount adequate to provide for our future needs. The additional shares will be available for issuance from time to time by us in the discretion of the board of directors, normally without further stockholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules), for any proper corporate purpose including, among other things, future acquisitions of property or securities of other corporations, stock dividends, stock splits, convertible debt and equity financing.

         The acquisition of the AEC assets calls for the issuance of 104,000 million post-split shares. We have no other present commitments for the issuance or use of the proposed additional shares of common stock.

DISSENTER'S RIGHTS OF APPRAISAL

              The Nevada Revised Statutes ("the Nevada Law") do not provide for dissenter's rights of appraisal in connection with the Recapitalization.

                      NAME CHANGE TO ALTERNATE ENERGY CORP.
                                 (Proposal 1(c))

        Our board of directors approved a proposal to change our corporate name to "Alternate Energy Corp.," subject to the approval of the shareholders.

VOTE REQUIRED

         We are required to obtain the affirmative vote of at least a majority of the voting shares that are present or represented at the meeting in order to change our name. Certain officers, directors and affiliates of the company who own an aggregate of approximately 28% of the outstanding votes have indicated that they intend to vote their shares in favor of the proposed name change. Additionally, shareholders representing approximately 25% of the outstanding have provided their Written Consent in favor of the proposal.

DISSENTER'S RIGHTS OF APPRAISAL

The Nevada Revised Statutes ("the Nevada Law") do not provide for dissenter's rights of appraisal in connection with the Name Change.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth certain information with respect to beneficial ownership of our stock as of May 6, 2003 by:

         o persons known by us to be the beneficial owners of more than five percent of our issued and outstanding common or preferred stock;

         o        each of our executive officers and directors; and

         o        all of our officers and directors as a group.


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         The information provided reflects projected ownership of common stock before the proposed 2.2 to 1 reverse split has been effected. Accordingly, percentages are computed using a denominator of 13,180,296 shares of common stock outstanding.

                                                                    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER       NUMBER OF SHARES (1)      CLASS (1)
----------------------------------------  ------------------------ -------------

Peter S Storms                                     790,000               6.0%
158 Timberline Trail
Aurora, On  L4G 5Z5

Robert Jones                                     1,935,054              15.0%
16 Shea Cres.
Scarborough, ON  M1C 2G6

Gary Evans Director                                863,788               6.6%
71 Sulphur Spings Road, Unit 29
Ancaster ON   L9G 5C1

Geeta Naipaul-Denton Director                      893,387               6.8%
6-295 Queen St. East
Brampton, Ontario, Canada  L6W 4S6

All officers and directors as a group            3,692,229                28%
(3 persons)

----------------------------------------

(1) Figures are approximate due to rounding.

                                 RECENT CHANGES

CHANGE IN CONTROL

       Upon the acquisitions of the assets of Alternate Energy Corp. we will issue 104 million post-split shares of common stock which will give the current shareholders of AEC a majority of the stock of COI Solutions. This will allow the current AEC shareholders to control the board of directors and have a majority on any vote of the shareholders.

ADDITIONAL INFORMATION

Copies of this information statement may be obtained by writing to the company at:

COI SOLUTIONS, INC.
6-295 Queen St. East
Brampton, Ontario, Canada  L6W 4S6

Or from the Company's counsel

Jonathan D. Leinwand, P.A.
12955 Biscayne Blvd., Suite 328
N. Miami, FL 33181 Fax: (954) 252-4265